CDMG inc.

From **CDMG, Inc.**
1313 4th Avenue North
Nashville, TN 37208

Work Order for	**Street Light Equity**	Work Order	**18829768**
		Issue Date	09/09/2021
Subject	Work Order - SLE - Creek Road Miners		

Description	Amount
Newsalog - Creative	**$38,800.00**
Newsalog - Production	**$379,130.00**
Newsalog - Lists	**$290,000.00**
Newsalog - Postage	**$510,000.00**
Magalog - Creative	**$18,900.00**
Magalog - Production	**$99,280.00**
Magalog - Lists	**$72,000.00**
Magalog - Postage	**$125,000.00**
Landing Page	**$4,900.00**
Email Series - Creative (12)	**$4,900.00**
Email - Media	**$5,000.00**
Native Ads - Creative	**$1,900.00**
Native Ads - Media	**$50,000.00**
Display Ads - Creative	**$1,900.00**
Display Ads - Media	**$50,000.00**
Direct Buys - Creative	**$1,900.00**
Direct Buys - Media	**$150,000.00**
Social Ads - Creative	**$4,900.00**

CH [signature]

Social Ads - Media	$100,000.00
Video - Creative	$4,900.00
Video - Production	$14,900.00
Video - Media	$20,000.00
Due Diligence	$45,000.00

Estimate Total $1,993,310.00

Notes

DATE Total $ Due

9/9/2021 Hand Off $280,800

9/30/2021 List /Media $584,000

10/21/2021 Production $493,310

11/11/2021 Postage $635,000

Totals: $1,993,110

Terms & Conditions

Work Order Terms & Conditions

All artwork will be created in Adobe InDesign CS on Mac OSX. Client will have two approvals prior to final art: one in rough copy form and one a preliminary art stage. Copy changes at the preliminary art stage will result in an additional fee. Client will also approve final artwork prior to production. If additional changes are requested by client at the final art stage, there will be an additional fee.

Additional I Reprints Royalty of $.02 per piece printed, mailed or inserted. This structure will apply to all variations of this mailing package in whole or part for as long as this package continues to be mailed. Monies are due 30 days from each mail date.

It is acknowledged that the above quoted creative and art fees are reduced based on the assumption that client is purchasing any and all applicable printing, media, mailing lists and email lists from CDMG.

1. Authorization: Client hereby places order with Creative Direct Marketing Group, Inc. ("CDMG") for the above goods and services under the terms and estimated prices stipulated herein. Client authorizes CDMG to act as its agent in the procurement of tangible and intangible personal property and media in furtherance of a program of advertising. Client authorizes CDMG or its agent to purchase and manage all aspects of the production, printing, media and mailing. Client authorizes CDMG to use Client express shipping account number for delivery expenses relating to Client project. Client agrees to the payment terms and other conditions set forth herein and to be fully responsible for all charges incurred by CDMG on Client behalf.

2. Indemnification: Client acknowledges that delays can occur due to vendor or other subcontractor delays, force majeure occurrences, delayed Client approvals or other unforeseen circumstances beyond CDMG control. CDMG does not in any way guarantee the performance of any advertising promotion or any other service provided on behalf of the Client. Client agrees to indemnify and hold CDMG harmless from any and all responsibility, liability and claims relating to the timeliness, quality, accuracy and representations regarding the material furnished to CDMG by Client, and from any and all claims, charges or allegations filed by any individual, corporation, or government agency, including without limitation: the Federal Trade Commission, or Securities and Exchange Commission.

3. Editorial Rights & Cancellation: For IR campaigns, the Newsletter has complete editorial freedom over the mailing package and editorial content of the Newsletter. The Newsletter may withdraw its support of the campaign at any time in which case the Client will be responsible for work ordered and/or produced, and expenses incurred to date. Notwithstanding Client payment for expenses related to creation of the Newsletter and its printing and mailing, Client shall not have the right to review Newsletter or other products of CDMG prior to dissemination. Further, Client shall not have the right to change any of the content of Newsletter once it has been released to the public, nor reprint Project without Newsletter consent.

CH

4. Client Disclosures: Client attests that there is no undisclosed current or pending litigation against its company, officers, or directors. In the event any litigation is initiated against Client company, officers, or directors, Client agrees to promptly notify CDMG in writing of such litigation.

5. Payments: Client agrees to direct all payments for the campaign to CDMG. Payment is due as specified above. Late charges of 1.5 % per month may be charged on all goods and services not paid as specified above. In the event CDMG does not receive payment(s) by the due date(s) specified above, CDMG at its sole discretion may elect to either: a) delay the Project until payment is received

6. Prices: Quoted prices are estimates only and are valid for 30 days from the date of this Work Order. Actual prices may vary due to increases in paper, ink, postage, mailing lists, labor, services or materials.

7. Default: If Client delays the project for a period of 60 days or more, or otherwise defaults, the project may be deemed by CDMG at its sole discretion, canceled by Client, and all payments made to CDMG shall be deemed earned, and all additional payments for goods or services provided or incurred by CDMG shall become immediately due and payable.

8. Taxes: If at any time, California or any other state should assess a sales, use, or other tax resulting from the services performed pursuant to this Work Order, Client agrees to indemnify and hold CDMG harmless from such tax or assessment. Client agrees to remit the amount due resulting from such tax to the taxing authority or upon proof that said tax was paid by CDMG, remit said tax to CDMG.

9. Disputes: Client hereby agrees to pay any and all reasonable attorney fees, court costs, and related fees and costs incurred by CDMG to enforce any portion of this Agreement. Client agrees to the venue of The Superior Court in Los Angeles County, California and to the laws of the State of California with regard to all disputes and litigation, and waives all rights to any other venue or governing law.

10. Ownership and Classification: All work done by CDMG or its agents, vendors, and subcontractors shall remain the property of CDMG. CDMG may at any time publish or disseminate samples or copies of the created project(s) and/or its results.

11. Term: This Agreement shall expire five years from the last date signed.

Signature: Scott Kaufman

Approved to proceed and have read and agree with terms and conditions.

Printed name: Scott Kaufman Date: 9/3/21

Signature: ______________________

Approved to proceed and have read and agree with terms and conditions.

Printed name: : Carles Hazz Date: 9/1/21